The Perkin-Elmer Corporation
                       Deferred Compensation Plan
                          Master Plan Document

                          Amended and Restated
                    Effective as of January 1, 1998

                           TABLE OF CONTENTS
                                                                    Page

   Purpose                                                            1

   ARTICLE 1 Definitions                                              1

   ARTICLE 2 Selection; Enrollment; Eligibility                       6

         2.1 Selection by Committee                                   6

         2.2 Enrollment Requirements                                  6

         2.3 Eligibility; Commencement of Participation               6

         2.4 Termination of Participation and/or Deferrals            7

   ARTICLE 3 Deferral Commitments; Crediting; Taxes                   7

         3.1 Minimum Deferral                                         7

         3.2 Maximum Deferral                                         8

         3.3 Election to Defer; Effect of Election Form               8

         3.4 Withholding of Annual Deferral Amounts                   9

         3.5 Investment of Trust Assets                               9

         3.6 Vesting                                                  9

         3.7 Crediting/Debiting of Account Balances                   9

         3.8 FICA, Other Taxes and Deductions                         11

         3.9 Distributions                                            11

   ARTICLE 4 Short Term Payout; Unforeseeable Financial

   Emergencies; Withdrawal Election                                   11

         4.1 Short-Term Payout                                        11

         4.2 Other Benefits Take Precedence Over Short-Term Payout    12

         4.3 Withdrawal Payout; Suspensions for Unforeseeable
             Financial Emergencies                                    12

   4.4 Withdrawal  Election                                           12

   ARTICLE 5 Retirement Benefit                                       13

         5.1 Retirement Benefit                                       13

         5.2 Payment of Retirement Benefit                            13

         5.3 Death Prior to Completion of Retirement Benefit          13

   ARTICLE 6 Pre-Retirement Survivor Benefit                          14

        6.1 Pre-Retirement Survivor Benefit                           14

        6.2 Payment of Pre-Retirement Survivor Benefit                14

   ARTICLE 7 Termination Benefit                                      14

       7.1 Termination Benefit                                        14

       7.2 Payment of Termination Benefit                             14

   ARTICLE 8 Beneficiary Designation                                  15

       8.1 Beneficiary                                                15

       8.2 Beneficiary Designation; Change; Spousal Consent           15

       8.3 Acknowledgement                                            15

       8.4 No Beneficiary Designation                                 15

       8.5 Doubt as to Beneficiary                                    15

       8.6 Discharge of Obligations                                   16

   ARTICLE 9 Leave of Absence                                         16

       9.1  Paid Leave of Absence                                     16

       9.2 Unpaid Leave of Absence                                    16

   ARTICLE 10 Termination, Amendment or Modification                  16

      10.1 Termination                                                16

      10.2 Amendment                                                  17

      10.3 Plan Agreement                                             17

      10.4 Effect of Payment                                          18

   ARTICLE 11 Administration                                          18

      11.1 Committee Duties                                           18

      11.2 Agents                                                     18

      11.3 Binding Effect of Decisions                                18

      11.4 Indemnity of Committee                                     18

      11.5 Employer Information                                       18

   ARTICLE 12 Other Benefits and Agreements                           19

      12.1 Coordination with Other Benefits                           19

   ARTICLE 13 Claims Procedures                                       19

      13.1 Presentation of Claim                                      19

      13.2 Notification of Decision                                   19

      13.3 Review of a Denied Claim                                   20

      13.4 Decision on Review                                         20

      13.5 Legal Action                                               20

   ARTICLE 14 Trust                                                   20

      14.1 Establishment of the Trust                                 20

      14.2 Interrelationship of the Plan and the Trust                21

      14.3 Distributions From the Trust                               21

   ARTICLE 15 Miscellaneous                                           21

      15.1 Status of Plan                                             21

      15.2 Unsecured General Creditor                                 21

      15.3 Employer's Liability                                       21

      15.4 Nonassignability                                           21

      15.5 Not a Contract of Employment                               22

      15.6 Furnishing Information                                     22

      15.7 Terms                                                      22

      15.8 Captions                                                   22

      15.9 Governing Law                                              22

      15.10 Notice                                                    22

      15.11 Successors                                                23

      15.12 Spouse's Interest                                         23

      15.13 Validity                                                  23

      15.14 Incompetent                                               23

      15.15 Court Order                                               23

      15.16 Distribution in the Event of Taxation                     24

      15.17 Insurance                                                 24

      15.18 Legal Fees To Enforce Rights After Change in Control      24

                      THE PERKIN-ELMER CORPORATION
                       DEFERRED COMPENSATION PLAN

                          Amended and Restated
                    Effective as of January 1, 1998

                                Purpose

        The purpose of the Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of The Perkin-Elmer Corporation a New York corporation, and its subsidiaries, if any, that sponsor the Plan.
The Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

                               ARTICLE 1
                              Definitions

        For purposes of the Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1 "Account Balance" shall mean, with respect to a Participant, a credit on the records of the Employer equal to the Deferral Account balance. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan.

1.2 "Annual Bonus" shall mean any compensation, in addition to Base Annual Salary, paid annually to a Participant as an Employee under any Employer's annual bonus and incentive plans.

1.3 "Annual Deferral Amount" shall mean that portion of a Participant's Base Annual Salary, Annual Bonus and Long-Term Incentive Award that a Participant elects to have and is deferred in accordance with Article 3 for any one Plan Year. In the event of a Participant's Retirement, death or a Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4 "Annual Installment Method" shall be an annual installment over the number of years selected by the Participant in accordance with the Plan, calculated as follows: The Account Balance of the Participant shall be calculated as of the close of business on the last business day of the Plan Year. The annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year Annual Installment Method, the first installment shall be 1/10 of the Account Balance, calculated as described in this definition. The following year, the installment shall be 1/9 of the Account Balance, calculated as described in this definition. Each annual installment shall be divided by 12, and the resulting number shall be paid each month of the Plan Year to which such annual installment relates. The monthly payment shall be paid as soon as practicable after the first business day of the month to which it relates. If the payment due at any time exceeds the Account Balance, only the Account Balance shall be distributed to the Participant (or his or her Beneficiary) and the Employer shall have no further liability under the Plan. If the final monthly payment due for the entire installment period selected by the Participant is less than the Account Balance, the entire Account Balance shall be distributed to the Participant (or his or her Beneficiary) and the Employer shall have no further liability under the Plan.

1.5 "Base Annual Salary" shall mean (i) for the First Plan Year, the annual rate of salary paid to a Participant for employment services rendered, after reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all other qualified or non-qualified plans under Code Sections 125, 401(k), 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer; and
    (ii) for each succeeding Plan Year, the annual rate of salary paid to a Participant for employment services rendered, without reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all other qualified or non-qualified plans under Code Section 125, 401(k), 402(e)(3), 402(h) or 403(b) pursuant to plans established by any Employer.

1.6 "Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 8, that are entitled to receive benefits under the Plan upon the death of a Participant.

1.7 "Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.8 "Board" shall mean the Board of Directors of the Company.

1.9 "Change in Control" shall mean the occurrence of any of the following: an event that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934; provided, however, that, without limitation, such a Change in Control shall be deemed to have occurred at such time as (i) any "person" within the meaning of
    Section 14(d) of the Securities Exchange Act of 1934 becomes the "beneficial owner" as defined in Rule 13d-3 thereunder, directly or indirectly, of more than 25% of the Company's Common Stock; (ii) during any two-year period, individuals who constitute the Board (the "Incumbent Board") as of the beginning of the period cease for any reason to constitute at least a majority thereof, provided that any person becoming a director during such period whose election or nomination for election by the Company's stockholders was approved by a vote of at least three-quarters of the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or (iii) the approval by the Company's stockholders of the sale of all or substantially all of the stock or assets of the Company.

1.10 "Claimant" shall have the meaning set forth in Section 13.1.

1.11 "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.12 "Committee" shall mean the committee described in Article 11.

1.13 "Company" shall mean The Perkin-Elmer Corporation, a New York corporation, and any successor to all or substantially all of the Company's assets or business.

1.14 "Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of the Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under the Plan. If an Employer determines in good faith prior to a Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code
     Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to the Plan prior to the Change in Control is deductible, the Employer may defer all or any portion of a distribution under the Plan. Any amounts deferred pursuant to this limitation shall continue to be credited/debited with additional amounts in accordance with
     Section 3.7 below, even if such amount is being paid out in installments. The amounts so deferred and amounts credited thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Section 162(m), or if earlier, the effective date of a Change in Control. Notwithstanding anything to the contrary in the Plan, the Deduction Limitation shall not apply to any distributions made after a Change in Control. 1.15 "Deferral Account" shall mean an account to which shall be credited (i) the sum of all of a Participant's Annual Deferral Amounts, plus (ii) amounts credited in accordance with all the applicable crediting provisions of the Plan that relate to the Participant's Deferral Account, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to the Plan that relate to his or her Deferral Account, and less (iv) amounts debited in accordance with all the applicable debiting provisions of the Plan that relate to the Participant's Deferral Account. The Deferral Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to the Plan. 1.16 "Election Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.17 "Employee" shall mean a person who is an employee of any Employer.

1.18 "Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.19 "ERISA" shall mean the Employee Retirement Income Security
     Act of 1974, as it may be amended from time to time.

1.20 "First Plan Year" shall mean the period beginning October 1,
     1996 and ending December 31, 1996.

1.21 "Long-Term Incentive Award" shall mean any compensation paid to a Participant under The Perkin-Elmer Corporation Division
     Long-Term Incentive Plan.

1.22 "Participant" shall mean any Employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement, an Election Form and a Beneficiary Designation Form, (iv) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee, (v) who commences participation in the Plan, and (vi) whose Plan Agreement has not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an Account Balance under the Plan, even if he or she has an interest in the

     Participant's benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

1.23 "Plan" shall mean the Company's Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan
     Agreement, as they may be amended from time to time.

1.24 "Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan. Should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Committee shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant.

1.25 "Plan Year" shall, except for the First Plan Year, mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.26 "Pre-Retirement Survivor Benefit" shall mean the benefit set forth in Article 6.

1.27 "Retirement," "Retire(s)" or "Retired" shall mean, with respect to an Employee, severance from employment from all Employers for any reason, other than an authorized leave of absence or death, on or after the earlier of the attainment of (i) age sixty-five (65) or (ii) age fifty-five (55) with five (5) Years of Service.

1.28 "Retirement Benefit" shall mean the benefit set forth in
     Article 5.

1.29 "Short-Term Payout" shall mean the payout set forth in
     Section 4.1.

1.30 "Termination Benefit" shall mean the benefit set forth in
     Article 7.

1.31 "Termination of Employment" shall mean the severing of employment with all Employers, voluntarily or involuntarily, for any reason other than Retirement, death or an authorized leave of absence.

1.32 "Trust" shall mean the trust established or to be established pursuant to that certain Master Trust Agreement between the Company and the trustee named therein, as amended from time to time, which is intended to be a Rabbi Trust within the meaning of Rev. Proc. 95-62.

1.33 "Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Committee.
     1.34 "Years of Service" shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. Any partial year of employment shall not be counted.

                               ARTICLE 2
                   Selection; Enrollment; Eligibility

2.1 Selection by Committee.   Participation in the Plan shall be
    limited to a select group of management or highly compensated Employees of the Employers, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, Employees to participate in the Plan.

2.2 Enrollment Requirements.   As a condition to participation,
    each selected Employee shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, all within 30 days after he or she is selected to participate in the Plan. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation.   Provided an
    Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and required by the Committee, including returning all required documents to the Committee within the specified time period, that Employee shall commence participation in the Plan on the first day of the month following the month in which the Employee completes all enrollment requirements. If an Employee fails to meet all such requirements within the period required, in accordance with Section 2.2, that Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

2.4 Termination of Participation and/or Deferrals.   If the
    Committee determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the Plan Year in which the Participant's membership status changes, (ii) prevent the Participant from making future deferral elections and/or
    (iii) immediately distribute the Participant's then Account Balance as a Termination Benefit and terminate the Participant's participation in the Plan. In addition, if the Committee determines in good faith that the aggregate amount of a Participant's deferral election for a particular Plan Year will or may cause any qualified plan maintained by the Company (or any affiliated entity) to fail to meet the applicable non-discrimination tests under Code Sections 401(a)(4), 410(b), 401(k) or 401(m) or any successor provisions or similar non-discrimination provisions of the Code, the Committee may reduce or terminate the Participant's deferral election for that Plan Year to the extent necessary to meet the relevant non-discrimination tests. All determinations under this Section 2.4 shall be in the sole discretion of the Committee and shall be final and binding on the Participant.



                               ARTICLE 3
                 Deferral Commitments; Crediting; Taxes
3.1 Minimum Deferral.

   (a) Base Annual Salary, Annual Bonus and Long-Term Incentive Award. For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus and/or Long-Term Incentive Award in the following minimum amounts for each deferral elected:

                  Deferral              Minimum Amount
            Base Annual Salary            $2,000
            Annual Bonus                  $5,000
            Long-Term Incentive Award     $5,000

       If an election is made for less than stated minimum amounts, or if no election is made, the amount deferred shall be zero.

       Notwithstanding the foregoing, a Participant may not elect to defer any portion of his or her Long-Term
       Incentive Award otherwise payable in 1999 after December
       31, 1997.

   (b) Short Plan Year. Notwithstanding the foregoing, if a Participant first becomes a Participant in the First Plan Year or after the first day of any subsequent Plan Year, the minimum Base Annual Salary deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2 Maximum Deferral.

   (a) Base Annual Salary, Annual Bonus and Long-Term Incentive Award. Subject to Section 3.1, for each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Annual Salary, Annual Bonus and/or Long-Term Incentive Award up to the following maximum percentages for each deferral elected:

                  Deferral              Maximum Amount
            Base Annual Salary            100%
            Annual Bonus                  100%
            Long-Term Incentive Award     100%

       Subject to the foregoing, if a Participant first becomes a Participant in the First Plan Year or after the first day of any subsequent Plan Year, the maximum Annual Deferral Amount, with respect to Base Annual Salary, Annual Bonus and Long-Term Incentive Award shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance.

3.3 Election to Defer; Effect of Election Form.

   (a) First Year. In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

   (b) Subsequent Plan Years. For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering to the Committee, in accordance with its rules and procedures, before the end of the Plan Year preceding the Plan Year for which the election is made, a new Election Form. If no Election Form is timely delivered for a Plan Year, no Annual Deferral Amount shall be withheld for that Plan Year.

3.4 Withholding of Annual Deferral Amounts.   For each Plan Year,
    the Base Annual Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Annual Salary payroll in equal amounts, as adjusted from time to time for increases and decreases in Base Annual Salary. The Annual Bonus and/or Long-Term Incentive Award portion of the Annual Deferral Amount shall be withheld at the time the Annual Bonus or Long-Term Incentive Award, as the case may be, is or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself.

3.5 Investment of Trust Assets. The Trustee of the Trust shall be authorized, upon written instructions received from the Committee or investment manager appointed by the Committee, to invest and reinvest the assets of the Trust in accordance with the applicable Trust Agreement, including the disposition of stock and reinvestment of the proceeds in one or more investment vehicles designated by the Committee.

3.6 Vesting. A Participant shall at all times be 100% vested in his or her Deferral Account.

3.7 Crediting/Debiting of Account Balances. In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

   (a) Election of Measurement Funds. A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.7(c) below) to be used to determine the additional amounts to be credited to his or her Account
       Balance for the first calendar quarter or portion thereof in which the Participant commences participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the next sentence.
       Commencing with the first calendar quarter that follows the Participant's commencement of participation in the Plan and continuing thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, no later than the next to last business day of the calendar quarter, the Participant may (but is not required to) elect, by submitting an

       Election Form to the Committee that is accepted by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the additional amounts to be credited to his or her Account Balance, or to change the portion of his or her Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply to the next calendar quarter and continue thereafter for each subsequent calendar quarter in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

   (b) Proportionate Allocation. In making any election described in Section 3.7(a) above, the Participant shall specify on the Election Form, in increments of five percentage points (5%), the percentage of his or her Account Balance to be allocated to a Measurement Fund (as if the Participant was making an investment in that Measurement Fund with that portion of his or her Account Balance).

   (c) Measurement Funds. A Participant may elect one or more of the measurement funds described on Schedule A to the Plan (the "Measurement Funds") for the purpose of crediting additional amounts to his or her Account Balance. As necessary, the Committee may, in its sole discretion, discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the calendar quarter that follows by thirty (30) days the day on which the Committee gives Participants advance written notice of such change.

   (d) Crediting or Debiting Method. The performance of each elected Measurement Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Measurement Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Measurement Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account
       Balance were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Measurement Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the business day on which such amounts are actually deferred from the Participant's Base Annual Salary, Annual Bonus and/or Long-Term Incentive Award through reductions in his or her payroll, at the closing price on such date;
       and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Measurement Fund(s), in the percentages applicable to such calendar quarter, as of the business day prior to the distribution, at the closing price on such date.

   (e) No Actual Investment. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation to his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the trustee of the Trust, in its own discretion, decides to invest funds in any or all of the Measurement Funds, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.8 FICA, Other Taxes and Deductions. For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Annual Salary, Annual Bonus and Long-Term Incentive Award that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount, as well as the Participant's share of the cost of any employee benefits or other items which would otherwise be deducted from the Participant's pay in the absence of such deferral. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.8.

3.9 Distributions.   The Participant's Employer(s) or the trustee
    of the Trust shall withhold from any payments made to a Participant under the Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s) or the trustee of the Trust in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

                         ARTICLE 4
Short-Term Payout; Unforeseeable Financial Emergencies; Withdrawal
Election

4.1 Short-Term Payout. In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a future "Short-Term Payout" from the Plan with respect to such Annual Deferral Amount.
    Subject to the Deduction

    Limitation, the Short-Term Payout shall be a lump sum payment in an amount that is equal to the Annual Deferral Amount plus amounts credited or debited in the manner provided in Section 3.7 above on that amount, determined at the time that the Short-Term Payout becomes payable (rather than the date of a Termination of Employment). Subject to the Deduction Limitation and the other terms and conditions of the Plan, each Short-Term Payout elected shall be paid within 60 days after the first day of any Plan Year designated by the Participant that is at least 3 years after the first day of the Plan Year in which the Annual Deferral Amount is actually deferred.

4.2 Other Benefits Take Precedence Over Short-Term Payout. Should an event occur that triggers a benefit under Article 5, 6 or 7, any Annual Deferral Amount, plus amounts credited or debited thereon, that is subject to a Short-Term Payout election under Section 4.1 shall not be paid in accordance with Section 4.1 but shall be paid in accordance with the other applicable Article.

4.3 Withdrawal Payout; Suspensions for Unforeseeable Financial
    Emergencies.   If the Participant experiences an
    Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant's Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount reasonably needed to satisfy the Unforeseeable Financial Emergency. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. The payment of any amount under this
    Section 4.3 shall not be subject to the Deduction Limitation.

4.4 Withdrawal Election. A Participant (or, after a Participant's death, his or her Beneficiary) may elect, at any time, to withdraw all of his or her Account Balance, calculated as if there had occurred a Termination of Employment as of the day of the election, less a withdrawal penalty equal to 10% of such amount (the net amount shall be referred to as the "Withdrawal Amount"). This election can be made at any time, before or after Retirement, death or Termination of Employment, and whether or not the Participant (or Beneficiary) is in the process of being paid pursuant to an installment payment schedule. No partial withdrawals of the Withdrawal Amount shall be allowed. The Participant (or his or her Beneficiary) shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant (or his or her Beneficiary) shall be paid the Withdrawal Amount within 60 days of his or her election.
    Once the Withdrawal Amount is paid, the Participant's participation in the Plan shall terminate and the Participant shall not be eligible to participate in the Plan in the future. The payment of this Withdrawal Amount shall not be subject to the Deduction Limitation.

                         ARTICLE 5
                     Retirement Benefit

5.1 Retirement Benefit.   A Participant who Retires shall
    receive, as a Retirement Benefit, his or her Account Balance, subject to the Deduction Limitation.

5.2 Payment of Retirement Benefit.   A Participant, in connection
    with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. The Participant may annually change his or her election to an allowable alternative payout period by submitting a new Election Form to the Committee, provided that any such Election Form is submitted at least
    3 years prior to the Participant's Retirement and is accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date on which the Participant Retires. Any payment made shall be subject to the Deduction Limitation.

5.3 Death Prior to Completion of Retirement Benefit.   If a
    Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant's unpaid Retirement Benefit payments shall continue and shall be paid to the Participant's Beneficiary (i) over the remaining number of years and in the same amounts as that benefit would have been paid to the Participant had the Participant survived, or
    (ii) in a lump sum, if requested by the Beneficiary and permitted in the sole discretion of the Committee, that is equal to the Participant's unpaid remaining Account Balance.

                         ARTICLE 6
              Pre-Retirement Survivor Benefit

6.1 Pre-Retirement Survivor Benefit.   If a Participant dies
    before he or she Retires or experiences a Termination of Employment, the Participant's Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant's Account Balance, subject to the Deduction Limitation.

6.2 Payment of Pre-Retirement Survivor Benefit.   A Participant,
    in connection with his or her commencement of participation in the Plan, shall elect on an Election Form whether the Pre-Retirement Survivor Benefit shall be received by his or her Beneficiary in a lump sum or pursuant to an Annual Installment Method of 5, 10 or 15 years. The Participant may annually change this election to an allowable alternative payout period by submitting a new Election Form to the Committee, which form must be accepted by the Committee in its sole discretion. The Election Form most recently accepted by the Committee prior to the Participant's death shall govern the payout of the Participant's Pre-Retirement Survivor Benefit. If a Participant does not make any election with respect to the payment of the Pre-Retirement Survivor Benefit, then such benefit shall be paid in a lump sum. Notwithstanding the foregoing, payment of the Pre-Retirement Survivor Benefit may be made, in the sole discretion of the Committee, in a lump sum or pursuant to an Annual Installment Method of not more than 5 years. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date on which the Committee is provided with proof that is satisfactory to the Committee, in its sole discretion, of the Participant's death. Any payment made shall be subject to the Deduction Limitation.

                         ARTICLE 7
                    Termination Benefit

7.1 Termination Benefit.   If a Participant experiences a
    Termination of Employment prior to his or her Retirement or death, the Participant shall receive a Termination Benefit equal to the Participant's Account Balance, subject to the Deduction Limitation.

7.2 Payment of Termination Benefit.   If the Participant's
    Account Balance at the time of his or her Termination of Employment is less than $25,000, payment of his or her Termination Benefit shall be paid in a lump sum. If his or her Account Balance at such time is equal to or greater than that amount, the Committee, in its sole discretion, may cause the Termination Benefit to be paid in a lump sum or pursuant to an Annual Installment Method that does not exceed 5 years.
    The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the date of the Participant's

    Termination of Employment. Any payment made shall be subject to the Deduction Limitation.

                         ARTICLE 8
                  Beneficiary Designation

8.1 Beneficiary.    Each Participant shall have the right, at any
    time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under the Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

8.2 Beneficiary Designation; Change; Spousal Consent.   A
    Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If a married Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

8.3 Acknowledgment.   No designation or change in designation of
    a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

8.4 No Beneficiary Designation.    If a Participant fails to
    designate a Beneficiary as provided in Sections 8.1, 8.2 and
    8.3 above, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

8.5 Doubt as to Beneficiary.    If the Committee has any doubt as
    to the proper Beneficiary to receive payments pursuant to the Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

8.6 Discharge of Obligations.    The payment of benefits under
    the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under the Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

                         ARTICLE 9
                      Leave of Absence

9.1 Paid Leave of Absence.    If a Participant is authorized by
    the Participant's Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with
    Section 3.3.


9.2 Unpaid Leave of Absence.    If a Participant is authorized by
    the Participant's Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

                         ARTICLE 10
           Termination, Amendment or Modification

10.1 Termination. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to its participating Employees by action of its board of directors. Upon the termination of the Plan with respect to any Employer, the Plan Agreements of the affected Participants who are employed by that Employer shall terminate and their Account Balances, determined as if they had experienced a Termination of Employment on the date of Plan termination or, if Plan termination occurs after the date upon which a Participant was eligible to Retire, then with respect to that Participant as if he or she had Retired on the date of Plan termination, shall be paid to the Participants as follows: Prior to a Change in Control, an Employer shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay such benefits in a lump sum or pursuant to an Annual Installment Method of up to 15 years, with amounts credited and debited during the installment period as provided in Section 3.7. After a Change in Control, the Employer shall be required to pay such benefits in a lump sum. The termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate installment payments without a premium or prepayment penalty by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

10.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer by the action of its board of directors; provided, however, that no amendment or modification shall, without the consent of each Participant affected thereby, (i) modify the obligation of the Employer to pay benefits under the Plan in a lump sum upon the termination of the Plan following a Change in Control, (ii) decrease or restrict the value of a Participant's Account Balance in existence at the time the amendment or modification is made, calculated as if the Participant had experienced a Termination of Employment as of the effective date of the amendment or modification or, if the amendment or modification occurs after the date upon which the Participant was eligible to Retire, the Participant had Retired as of the effective date of the amendment or modification, or (iii) modify this Section
     10.2. The amendment or modification of the Plan shall not affect any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Account Balance in a lump sum or pursuant to an Annual Installment Method using fewer years (provided that the present value of all payments that will have been received by a Participant at any given point of time under the different payment schedule shall equal or exceed the present value of all payments that would have been received at that point in time under the original payment schedule).

10.3 Plan Agreement.    Notwithstanding the provisions of
     Sections 10.1 and 10.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in the Plan document, the Employer may only amend or terminate such provisions in accordance with any limitations or requirements imposed with respect to the amendment or termination of such benefits or, in any case, with the consent of the Participant.

10.4 Effect of Payment.    The full payment of the applicable
     benefit under Articles 4, 5, 6, or 7 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under the Plan and the Participant's Plan Agreement shall terminate.

                         ARTICLE 11
                       Administration

11.1 Committee Duties. The Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under the Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

11.2 Agents.   In the administration of the Plan, the Committee
     may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to any Employer.

11.3 Binding Effect of Decisions.    The decision or action of the
     Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

11.4 Indemnity of Committee.   All Employers shall indemnify and
     hold harmless the members of the Committee and any Employee to whom the duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee.

11.5 Employer Information.   To enable the Committee to perform
     its functions, the Company and each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, death or Termination of Employment of its Participants, and such other pertinent information as the Committee may reasonably require.

                         ARTICLE 12
               Other Benefits and Agreements

12.1 Coordination with Other Benefits. The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

                         ARTICLE 13
                     Claims Procedures

13.1 Presentation of Claim.    Any Participant or Beneficiary of a
     deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

13.2 Notification of Decision.    The Committee shall consider a
     Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

    (a) that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

    (b) that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

       (i) the specific reason(s) for the denial of the claim, or any part of it;

      (ii) specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

      (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

      (iv) an explanation of the claim review procedure set forth in Section 13.3 below.

13.3 Review of a Denied Claim.    Within 60 days after receiving a
     notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

     (a) may review pertinent documents;

     (b) may submit written comments or other documents; and/or

     (c) may request a hearing, which the Committee, in its sole discretion, may grant.

13.4 Decision on Review.    The Committee shall render its
     decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

     (a) specific reasons for the decision;

     (b) specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

     (c) such other matters as the Committee deems relevant.

13.5 Legal Action.    A Claimant's compliance with the foregoing
     provisions of this Article 13 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under the Plan.


                         ARTICLE 14
                           Trust

14.1 Establishment of the Trust.    The Company shall establish
the Trust, and each Employer may transfer over to the Trust such assets as the Employer determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the Annual Deferral Amounts.

14.2 Interrelationship of the Plan and the Trust.   The provisions
     of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

14.3 Distributions From the Trust.    Each Employer's obligations
     under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under the Plan.

                         ARTICLE 15
                       Miscellaneous

15.1 Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

15.2 Unsecured General Creditor.    Participants and their Bene-
     ficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under the Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

15.3 Employer's Liability.    An Employer's liability for the
     payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

15.4 Nonassignability.    Neither a Participant nor any other
     person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable.
     No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a

     Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

15.5 Not a Contract of Employment.    The terms and conditions of
     the Plan shall not be deemed to constitute a contract of employment between any Employer and a Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise expressly provided in a written employment agreement. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any Employer as an Employee or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

15.6 Furnishing Information.    A Participant or his or her
     Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

15.7 Terms.    Whenever any words are used herein in the
     masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

15.8 Captions.    The captions of the articles, sections and
     paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

15.9 Governing Law.    Subject to ERISA, the provisions of the
     Plan shall be construed and interpreted according to the internal laws of the State of Connecticut without regard to its conflicts of laws principles.

15.10 Notice.    Any notice or filing required or permitted to
      be given to the Committee under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:


                      The Perkin-Elmer Corporation
                      761 Main Avenue
                      Norwalk, CT 06859-0001
                      Attn: Vice President - Human Resources

      Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

15.11 Successors.    The provisions of the Plan shall bind and
      inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

15.12 Spouse's Interest.    The interest in the benefits
      hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

15.13 Validity.    In case any provision of the Plan shall be
      illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

15.14 Incompetent.    If the Committee determines in its
      discretion that a benefit under the Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

15.15 Court Order.    The Committee is authorized to make any
      payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to that spouse or former spouse.

15.16 Distribution in the Event of Taxation.

      (a) In General. If, for any reason, all or any portion of a Participant's benefits under the Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of the Trust after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), a Participant's Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant's unpaid Account Balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under the Plan.

      (b) Trust. If the Trust terminates in accordance with its terms for tax reasons and benefits are distributed from the Trust to a Participant in accordance therewith, the Participant's benefits under the Plan shall be reduced to the extent of such distributions.

15.17 Insurance. The Employers, on their own behalf or on behalf of the trustee of the Trust, may, in their sole discretion, apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Employer may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies, and at the request of the Employers shall submit to medical examinations and supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

15.18 Legal Fees To Enforce Rights After Change in Control.
      The Company and each Employer is aware that upon the occurrence of a Change in Control, the Board or the board of directors of a Participant's Employer (which might then be composed of new members) or a shareholder of the Company or the Participant's Employer, or of any successor corporation might then cause or attempt to cause the Company, the Participant's Employer or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company or the Participant's Employer to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company, the Participant's Employer or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, such Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company and the Participant's Employer irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company and the Participant's Employer
      (who shall be jointly and severally liable) to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, the Participant's Employer or any director, officer, shareholder or other person affiliated with the Company, the Participant's Employer or any successor thereto in any jurisdiction.

      IN WITNESS WHEREOF, the Company has signed the Plan document as of January 1, 1998.

                               THE PERKIN-ELMER CORPORATION

                               By: /s/ Dennis L. Winger
                                   Dennis L. Winger
                                   Senior Vice President, Chief Financial
                                   Officer and Treasurer